CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Wilmington Funds of our reports dated June 24, 2021, relating to the financial statements and financial highlights, which appear in Wilmington International Fund, Wilmington Global Alpha Equities Fund, Wilmington Real Asset Fund, Wilmington Diversified Income Fund, Wilmington Broad Market Bond Fund, Wilmington Municipal Bond Fund, Wilmington New York Municipal Bond Fund, Wilmington Large-Cap Strategy Fund, Wilmington U.S. Government Money Market Fund and Wilmington U.S. Treasury Money Market Fund’s Annual Reports on Form N-CSR for the year ended April 30, 2021. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

August 27, 2021